LEEDS GROUP INC.

                                             January 9, 1998

          Mr. Stephen T. Winn
          c/o Computer Language Research, Inc.
          2395 Midway Road
          Carrollton, TX  75006

          Dear Mr. Winn:

               Pursuant to our recent discussions, this letter confirms that we will act as financial advisor to you in connection with a possible sale, in one or a series of transactions, of all or substantially all of your stock in Computer Language Research, Inc. or any similar transaction (hereinafter referred to as a Sale ). We are to act in such capacity, subject to the following conditions:

               1. We shall advise and assist you in your evaluation of any Sale, and, if requested, we shall participate in negotiations relating to any Sale.

               2. Should a Sale occur, you agree to pay us in cash upon closing a fee of $100,000.

               3. You will reimburse us for all of our out-of-pocket expenses (including, but not limited to, fees and reasonable expenses of our counsel, if any, retained with your consent) incurred in acting as your financial advisor pursuant hereto. You will have no obligation to reimburse us for more than $5,000 of such expenses.

               4. This letter is made in New York and shall be governed by the laws of the State of New York, without regard to the state's rules concerning conflicts of laws.

               5. No fees payable to any other financial advisor, either by you or by any other person, shall reduce or otherwise affect any fee payable hereunder by you.
               6. The provisions hereof shall inure to the benefit of and be binding upon the successors and assigns of you and Leeds Group.

               Please confirm that the foregoing is in accordance with our agreement by signing and returning to Leeds Group the enclosed copy of this letter.

                                        Very truly yours,

                                        Leeds Group Inc.

                                        By:   /s/ Jeffrey T. Leeds
                                              ------------------------
                                              Jeffrey T. Leeds
                                              President
          AGREED TO AND ACCEPTED

          Stephen T. Winn

          /s/ Stephen T. Winn
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